CONSENT OF ACTUARY


The Board of Directors
IDS Life Insurance Company


I consent to the reference to me under the caption "Experts" and to the use of my opinion dated April 24, 2000 on the Illustrations used by IDS Life Insurance Company in the Prospectus for the Flexible Premium Survivorship Variable Life Insurance Policy offered by IDS Life Insurance Company as part of the Post-Effective Amendment No. 5 (Form S-6, File No. 33-62457) being filed under the Securities Act of 1933.



/s/  Mark Gorham
     Mark Gorham, F.S.A., M.A.A.A.
     Actuarial Director - Insurance Product Development

Minneapolis, Minnesota
April 24, 2000